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EXHIBIT 10.4

SECOND AMENDMENT TO COLLABORATION AGREEMENT
DATED AUGUST 1, 1997, BETWEEN VYREX CORPORATION
AND THE IMMUNE RESPONSE CORPORATION

RECITALS

    WHEREAS, Vyrex Corporation (hereinafter "Vyrex") and The Immune Response Corporation (hereinafter "IRC") entered into a Collaboration Agreement dated August 1, 1997 (hereinafter "Agreement"), wherein Vyrex, as the exclusive worldwide licensee of patent rights and know-how relating to CD-Tagging™ technology, granted to IRC certain exclusive worldwide rights, as limited by Field and Scope (as defined in the Agreement), to use its CD-Tagging technology in furtherance of the Program (as defined in the Agreement).

    WHEREAS, Vyrex and IRC executed a First Amendment to the Agreement, effective June 24, 1998, wherein Vyrex granted to IRC an exclusive world-wide license to Vantox-N compounds, limited by Field and Scope, to develop and use Vyrex's Vantox-N compounds in furtherance of the Program.

    WHEREAS, Vyrex and IRC, pursuant to an agreement reached between the companies on or about April 26, 1999, now wish to formalize the termination of the exclusive worldwide sub-license of patent rights and know-how relating to CD-Tagging technology granted in the Agreement.

    WHEREAS, Vyrex and IRC now desire to further amend the Agreement by incorporating the license grant of specific Vyrex proprietary technology, limited by Field and Scope, as more fully set forth below.

    NOW THEREFORE, in consideration of the foregoing promises and the mutual covenants set forth below, the parties hereby agree to amend the Agreement as follows:

ARTICLE 1
AMENDMENT

    1.1 Section 1.9 of the Agreement is restated in its entirety to read as follows:

      "Field" shall mean the treatment of diseases, states or conditions associated with central or peripheral nervous systems, including but not limited to migraine and anesthesia.

    1.2 Section 1.25 of the Agreement is restated in its entirety to read as follows:

      "Scope" shall mean the discovery, research and development of (a) proteins, small molecules and compounds involved in nerve growth and repair, and (b) propofol pro-drugs described in U.S. Patent WO 99/58555, owned by Vyrex, as limited by the Field.

    1.3 Section 3.6 of the Agreement is restated in its entirety to read as follows:

      Term of the Program.  Except as provided in Article 11 below, the term of the Program shall commence on the Commencement Date and terminate on the sixth anniversary thereof. Termination of the Program pursuant to this paragraph shall not serve to terminate or otherwise affect the rights and obligations of the parties pursuant to any other Article under this Agreement.

    1.4  Termination of License Rights.  Vyrex and IRC hereby agree that this Second Amendment terminates all rights of IRC under the sub-license covering CD-Tagging patent rights granted by Vyrex to IRC in the Agreement. IRC acknowledges and represents hereby that it has not, pursuant to the Agreement, granted any sub-license or conveyed any rights to any affiliate or third party with respect to CD-Tagging.

Vyrex/IRC Collaboration - Page 1 of 3

    1.5 Section 6.1 of the Agreement is restated in its entirety to read as follows:

      Licenses to IRC.  Vyrex hereby grants to IRC an exclusive worldwide license (with the exclusive right to grant sub-licenses) under Vyrex's rights in the VANTOX-N Patent Rights and VANTOX-N Know-How (including without limitation the propofol pro-drugs described in U.S. Patent WO 99/58555), and as limited by the Field and Scope, to conduct the Program, and to develop, make, use, offer for sale, sell and import Products.

    1.6 Section 6.3 of the Agreement is restated in its entirety to read as follows:

      Sublicenses.

        6.3.1.  IRC shall provide to Vyrex a written summary of the general financial terms of any proposed sublicense under the licenses granted to IRC under the Agreement prior to execution thereof. Such summary shall be Confidential Information of IRC. Vyrex shall have ten (10) days after the date of such written summary to provide IRC with comments on such proposed sublicense. IRC may enter into an agreement with a sublicensee on terms that are substantially similar to or more favorable to IRC than the proposed terms, provided, if Vyrex reasonably demonstrates that the proposed terms are not arms length terms, negotiated in good faith, under the circumstances, IRC shall consider in good faith any reasonable comments provided by Vyrex during such ten (10) day period.

        6.3.2.  IRC and Vyrex shall provide to the other party a copy of any sublicense under the licenses granted under the Agreement promptly upon execution of the same. Any such sublicense shall be subject to the provisions of the Agreement.

ARTICLE 2
MISCELLANEOUS

    2.1  Defined Terms.  All terms used, but not defined, in this Second Amendment shall have the respective meanings set forth in the Agreement.

    2.2  Continuing Effect.  This Second Amendment shall be effective for all purposes as of the Effective Date. Except as otherwise expressly modified by this Second Amendment, the Agreement shall remain in full force and effect in accordance with its terms.

    2.3  Governing Law.  This Second Amendment shall by governed by and construed in accordance with the laws of the State of California without regard to the conflicts of law principles hereof.

    2.4  Counterparts.  This Amendment may be executed in counterparts, each of which shall be deemed to be an original and together shall be deemed to be one and the same document.

Vyrex/IRC Collaboration - Page 2 of 3

    IN WITNESS WHEREOF, the undersigned have duly executed and delivered this Second Amendment effective as of the date of the last signed below.

THE IMMUNE RESPONSE CORPORATION
By:	/s/ Dennis J. Carlo Dennis J. Carlo, Ph.D. Chief Executive Officer	Date:
VYREX CORPORATION
By:	/s/ G. Dale Garlow G. Dale Garlow Chief Executive Officer	Date:

Vyrex/IRC Collaboration - Page 3 of 3

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SECOND AMENDMENT TO COLLABORATION AGREEMENT DATED AUGUST 1, 1997, BETWEEN VYREX CORPORATION AND THE IMMUNE RESPONSE CORPORATION
ARTICLE 1 AMENDMENT
ARTICLE 2 MISCELLANEOUS